TO BE EFFECTIVE OCTOBER 18, 2001

                     AMENDMENT OF ARTICLES OF INCORPORATION

                                       OF

                         STRONG MUNICIPAL BOND FUND, INC.

         The undersigned Assistant Secretary of the Strong Municipal Bond Fund, Inc. (the "Corporation"), hereby certifies that, in accordance with Section
180.1002 of the Wisconsin Statutes, the following Amendment was duly adopted to redesignate and convert the Corporation's shares of the Strong Municipal Bond Fund's Advisor series shares into Investor series shares and to delete the Institutional series.

         "Paragraph A of Article IV is hereby amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

`A. The Corporation shall have the authority to issue an indefinite number of shares of Common Stock with a par value of $.001 per share. Subject to the following paragraph the authorized shares are classified as follows:

         CLASS                                   SERIES                  AUTHORIZED NUMBER OF SHARES
         -----                                   ------                  ---------------------------

         Strong Municipal Bond Fund              Investor                Indefinite'"

         This Amendment to the Articles of Incorporation was adopted by the Board of Directors of the Corporation on July 27, 2001, in accordance with
Section 180.1002, 180.0601, and 180.0602 of the Wisconsin Statutes. Shareholder approval was not required.

         Executed in duplicate this 15th day of October, 2001.


                                              STRONG MUNICIPAL BOND FUND, INC.


                                      By:  /s/ Gilbert L. Southwell III
                                         -----------------------------------
                                  Gilbert L. Southwell III, Assistant Secretary


This instrument was drafted by

Gilbert L. Southwell III
100 Heritage Reserve
Menomonee Falls, WI  53051